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Exhibit 10.8

CELLU TISSUE HOLDINGS, INC.
SEVERANCE PAY PLAN

(Effective as of May 24, 2005)

INTRODUCTION

        The purpose of this Cellu Tissue Holdings, Inc. Severance Pay Plan is to enable the Company to offer certain protections to Participants upon a termination of employment by the Employer without Cause or upon a termination of employment by the Participant for Good Reason. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I.
DEFINITIONS

        1.1   "Accrued Benefits" shall mean, to the extent not theretofore paid: (a) any unpaid Base Salary through the date of termination and any accrued vacation; (b) any unpaid bonus earned with respect to the fiscal year ending on or preceding the date of termination; and (c) reimbursement in accordance with the Employer's policy for any unreimbursed business expenses incurred through the date of termination.

        1.2   "Base Salary" shall mean an amount equal to a Participant's annual compensation paid by the Employer. Base Salary shall be determined as reflected on the Employer's payroll records and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits or other additional compensation. For purposes hereof, a Participant's Base Salary shall include any salary reduction contributions made on his or her behalf to any plan of the Employer under Section 125, 132(f) or 401(k) of the Code.

        1.3   "Board" shall mean the board of directors of the Company from time to time.

        1.4   "Cause" shall mean: (a) the continued failure by the Participant substantially to perform his or her duties and obligations to the Employer; (b) violation of law in the course of performance of the duties of Participant's employment with the Employer; (c) repeated absences from work without a reasonable excuse, and intoxication with alcohol or illegal drugs while on the Employer's premises during regular business hours; (d) failure to perform his or her duties in accordance with the Company's code of ethics; (e) fraud or material dishonesty against the Employer; or (f) a conviction or plea of guilty or nolo contendre for the commission of a felony or crime. Determination of Cause shall be made by the Employer in its sole discretion.

        1.5   "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        1.6   "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        1.7   "Committee" shall mean a committee appointed by the Board from time to time to administer this Plan. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

        1.8   "Company" shall mean Cellu Tissue Holdings, Inc. and any successors as provided in Article VI hereof.

        1.9   "Disability" shall mean a Participant's disability that would qualify as such under the Employer's long-term disability plan without regard to any waiting periods set forth in such plan.

        1.10 "Employer" shall mean the Company, any Parent and any Subsidiary.

        1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.12 "Good Reason" shall mean the occurrence of any of the following events, without the express written consent of a Participant, unless such events are fully corrected in all material respects by the Employer within 30 days following written notification by the Participant to the Employer that Participant intends to terminate Participant's employment hereunder for one of the reasons set forth below: (a) any reduction or diminution (except temporarily during any period of physical or mental incapacity) in the Participant's titles or a material reduction or diminution in the Participant's authorities, duties or responsibilities; (b) any reduction in the Participant's Base Salary (other than an across-the-board reduction of not more than 10% of Base Salary applicable to Participants generally); (c) the Employer's material breach of this Plan or any other written agreement with the Participant or failure to timely pay any compensation obligation to the Participant; or (d) the failure of any successor to assume the obligations hereunder, as provided in Article VI hereof. A termination for Good Reason shall mean a termination by the Participant effected by written notice given within 60 days of the occurrence of the Good Reason event.

        1.13 "Parent" shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

        1.14 "Participant" shall mean any salaried employee of the Employer other than (i) any employee whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Employer, (ii) any employee who has entered into a written contract with the Employer, which contract provides for the payment of severance benefits upon the employee's termination of employment and has been signed and approved by the President and Chief Executive Officer of the Company or another authorized officer or (iii) any employee whose primary place of employment with the Company is outside of the United States.

        1.15 "Plan" shall mean the Cellu Tissue Holdings, Inc. Severance Pay Plan.

        1.16 "Severance Benefit" shall mean a severance benefit calculated in accordance with Section 2.2 below.

        1.17 "Severance Period" shall mean the number of months during which a participant is receiving a Severance Benefit pursuant to Section 2.2 below.

        1.18 "Subsidiary" shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

        1.19 "Tier I Participant" shall mean a Participant (i) with the title of Corporate Director of the Company or a more senior position and (ii) who reports directly to the President and Chief Executive Officer of the Company.

        1.20 "Tier II Participant" shall mean a Participant who is not a Tier I Participant.

        1.21 "Termination of Employment" shall mean a termination of employment (for reasons other than a military or personal leave of absence granted by the Employer) of a Participant from the Employer. A Participant's transfer of employment from the Company to any affiliate (including any Subsidiary) shall not be treated as Termination of Employment for purposes of this Plan. A Termination of Employment shall not be deemed to occur as a result of a sale or other disposition of assets or stock where a Participant is offered comparable employment for the continued employment by the purchaser of such assets or stock (or an affiliate thereof) at the time of such sale or other disposition. Notwithstanding the foregoing, a Participant shall not be considered to have experienced a Termination of Employment if, for purposes of Section 409A of the Code, the Participant would not be considered to have had a "separation from service."

        1.22 "Year of Service" shall mean any 12 whole consecutive months since the Participant's commencement of employment with the Company in which the Participant is paid by the Company for the performance of full-time services. After a Participant's first full Year of Service, all months of employment over six (6) months shall be rounded up to the next highest year (and all months of service less than six months shall be disregarded). A Year of Service also shall include: (i) service in any branch of the armed forces of the United States by any person who is a Participant on the date such service commenced, to the extent required by applicable law; and (ii) periods during which a Participant was on an approved leave of absence or leave of absence due to a long or short-term disability. No Years of Service shall be recognized with any entity other than the Employer. Years of Service will be determined as of the date of the Participant's Termination of Employment.

ARTICLE II.
BENEFITS

        2.1    Eligibility for Benefits.    Upon the Participant's termination of employment by the Employer without Cause or by the Participant for Good Reason, subject to Sections 2.3 and 2.4 below, the Employer shall pay or provide the Participant with the Severance Benefits provided in Section 2.2 hereof. A Participant shall not be entitled to a Severance Benefit if the Participant's employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason, or (iii) on account of the Participant's retirement, death or Disability.

        2.2    Compensation Upon Termination.    In the event that a Participant becomes entitled to Severance Benefits pursuant to Section 2.1, then the Employer shall pay or provide the Participant with the following payments and benefits in lieu of any payments or benefits under any other severance, termination, separation or similar plan, policy or practice of the Employer. The amounts hereunder shall reduce and be in full satisfaction of any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment:

          (a)   within 10 business days after a Participant's Termination of Employment, the Employer shall pay or provide the Participant with the Accrued Benefits, except as otherwise provided for in any plan or program (which shall be paid at such time as specified in such plan or program) or any bonus for the fiscal year ending on or preceding the date of termination (which shall be paid at such time as other similarly situated employees' bonuses are paid);

          (b)   subject to Section 2.4 below, the Employer shall pay (i) to Tier I Participants, an amount equal to the Participant's annual Base Salary and (ii) to Tier II Participants, an amount equal to one fifty-second of the Participant's Base Salary for each Year of Service, up to a maximum of 50% of the Participant's Base Salary. Amounts payable pursuant to this Section 2.2(b) shall be paid in equal installments payable in accordance with the Company's regular payroll practices during the Severance Period;

          (c)   subject to Section 2.4 below, the Employer shall pay to Tier I Participants, a pro-rata bonus, which shall be an amount equal to the product of (i) the annual bonus that a Participant would have otherwise been entitled to receive for the fiscal year in which a Participant's Termination of Employment occurs based upon the actual results of the Company during such fiscal year and (ii) a fraction, the numerator of which is the number of days in such fiscal year that the Participant was employed by the Employer and the denominator of which is 365. Amounts payable pursuant to this Section 2.2(c) shall be paid when bonuses to other employees of the Employer are otherwise paid; provided, however, that such amounts shall be paid no later than the date necessary for such amounts to be treated as "short-term deferrals" under Q&A 4(c) of Internal Revenue Service Notice 2005-1, which Notice provides guidance under Section 409A of the Code, or other guidance issued by the Treasury Department with respect to Section 409A of the Code;

          (d)   subject to Section 2.4 below and to (i) the Participant's timely election of continuation coverage under COBRA and (ii) the Participant's continued copayment of premiums at the same level and cost to the Participant as if the Participant were an employee of the Employer (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), continued participation in the Employer's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Participant during the Severance Period at the Company's expense, provided that the Participant is eligible and remains eligible for COBRA coverage; provided, however, that in the event that the Participant obtains other employment that offers substantially similar or improved group health benefits, such continuation of coverage by the Employer under this sub-section shall immediately cease. The period during which the Participant receives continued benefits under this Section 2.2(d) shall count against and reduce the applicable COBRA continuation period; and

          (e)   subject to Section 2.4 below, to the extent permitted by law and the terms of such plan, a Tier I Participant shall be entitled to continued participation in the Employer's group life insurance program (at the Employer's expense) during the Severance Period; provided, however, that in the event that the Participant obtains other employment that offers substantially similar or improved group life insurance benefits, such continuation of coverage by the Employer under this sub-section shall immediately cease.

        2.3    No Duty to Mitigate/Set-off.    No Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant or others, including without limitation, any severance or termination benefits provided under any other agreement, plan, program or arrangement maintained or sponsored by the Employer. Notwithstanding the foregoing, if any termination payments made to a Participant by the Employer are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant's Severance Benefit under this Plan. In the event of the Participant's breach of any provision hereunder, including without limitation, Section 2.4, the Company shall be entitled to recover any payments previously made to the Participant hereunder to the maximum extent permitted by law.

        2.4    Release Required.    Any amounts payable or benefits provided pursuant to this Plan shall only be payable or provided if the Participant delivers to the Company a release of all claims of any kind whatsoever that the Participant has or may have against the Employer and its affiliates and their officers, directors and employees known or unknown as of the date of his or her termination of employment (other than claims to Severance Benefits specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under the Employer's tax-qualified employee benefit plans, or rights of indemnification or contribution to which the Participant was entitled with regard to the Participant's service as an employee, officer or director of the Employer) occurring up to the release date in such form as reasonably requested by the Company.

ARTICLE III.
FUNDING

        This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

ARTICLE IV.
ADMINISTRATION OF THIS PLAN

        4.1    Plan Administrator.    The general administration of this Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

        4.2    Reimbursement of Expenses of Plan Committee.    The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

        4.3    Action by this Plan Committee.    Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant's participation and benefits under this Plan and to interpret and construe the provisions of this Plan.

        4.4    Decisions of Plan Committee are Binding on All Persons.    The Committee (or its designee) shall have the exclusive right, power, and authority, in its sole discretion, to administer, apply and interpret this Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of this Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, Severance Benefits payable under this Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer this Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of Severance Benefits under this Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under this Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of this Plan, a Termination of Employment is for Cause; and (f) except as specifically provided to the contrary in Section 4.8, to process and approve or deny benefit claims and rule on any benefit exclusions. All interpretations, determinations and decisions made by the Committee (or any delegate) with respect to any matter arising under this Plan and any other relevant documents shall be final, conclusive and binding on all parties.

        4.5    Delegation of Authority.    The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

        4.6    Retention of Professional Assistance.    The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with this Plan.

        4.7    Accounts and Records.    The Committee shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

        4.8    Claims/Disputes Procedure.

          (a)   Any claim by a Participant or beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of this Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under this Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after this Plan receives the claim, provided that in the event of special circumstances such period may be extended.

          (b)   If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to this Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

          (c)   If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

            (i)    the specific reason or reasons for the denial;

            (ii)   specific reference to pertinent Plan provisions upon which the denial is based;

            (iii)  a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

            (iv)  appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

            (v)   a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review (collectively, the "Notice Requirements").

          (d)   If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

            (i)    upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant's claim; and

            (ii)   submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

          (e)   The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant's request for review, unless special circumstances require an extension.

          (f)    If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to this Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

          (g)   If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to this Plan's request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

          (h)   The Committee's decision on the Claimant's claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (c)(iv)).

          (i)    The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor § 2560.503-1.

          (j)    A Claimant shall not be required to exhaust all administrative remedies under this Section 4.8 prior to commencing any action in Federal court.

        4.9    Indemnification.    The Committee, its members and any person designated pursuant to Section 4.5 above shall not be liable for any action or determination made in good faith with respect to this Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual's willful misconduct or fraud.

ARTICLE V.
AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that any amendment reducing the benefits provided hereunder or any Plan termination may not take effect sooner than 18 months following the date on which the Company adopts this Plan. Any termination or amendment of this Plan, however, shall not affect the Severance Benefits, if any, payable to any Participant who is entitled as a result of a Termination of Employment to such Severance Benefits as of the date of the amendment or termination of this Plan.

ARTICLE VI.
SUCCESSORS

        For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VII.
MISCELLANEOUS

        7.1    Rights of Participants.    Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

        7.2    Governing Law.    To the extent not governed by the Code or ERISA, this Plan shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).

        7.3    Withholding.    The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

        7.4    Severability.    In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

        7.5    Assignment and Alienation.    The benefits payable to the Participant under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

        7.6    Communications.    All announcements, notices and other communications regarding this Plan will be made by the Employer in writing.

        7.7    Section 409A of the Code.    To the extent applicable, payments under this Plan shall be structured in a manner to avoid triggering adverse tax consequences to a Participant under Section 409A of the Code. Notwithstanding anything herein to the contrary, the Company may amend this Plan at any time retroactively or otherwise to avoid triggering adverse tax consequences to a Participant under Section 409A of the Code and any provision in this Plan that is inconsistent with Section 409A of the Code (and the regulations or other guidance thereunder) shall be deemed to be amended to comply with Section 409A (and the regulations or other guidance thereunder); provided, however, that to the extent any provision cannot be amended to comply with Section 409A of the Code, such provision shall be null and void.

        7.8    ERISA Plan.    This Plan is intended to be an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

        7.9    Entire Agreement.    This Plan sets forth the entire understanding of the Employer with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings (whether oral or written) between the Employer and the Participants with respect to the subject matter herein.

QuickLinks

  Exhibit 10.8
CELLU TISSUE HOLDINGS, INC. SEVERANCE PAY PLAN
INTRODUCTION
ARTICLE I. DEFINITIONS
ARTICLE II. BENEFITS
ARTICLE III. FUNDING
ARTICLE IV. ADMINISTRATION OF THIS PLAN
ARTICLE V. AMENDMENT AND TERMINATION
ARTICLE VI. SUCCESSORS
ARTICLE VII. MISCELLANEOUS